FRE 408 For Settlement Discussion Only

Diamond Sports Group Proposal to Secured Creditors Dated September 27, 2021

	First Priority Superpriority Debt	[Second Priority Superpriority Debt[1]]
Amount	▪ $600mm New Money ► Will be used for general corporate purposes including funding the operating needs of DSG and other capital expenditures	▪ Up to $6,340mm
Security	▪ Lien Priority: Senior to existing 1L debt; security package will include all pledgable assets that are already pledged and with additional perfection steps as may be agreed taking into account legal, contractual and practical limitations	▪ Lien Priority: Senior to existing 1L debt; junior to First-Priority Debt[1] currently
Guarantors	▪ All current and future domestic material subsidiaries (with carveouts consistent with existing first lien debt, other than with more restrictive release of lien and guarantee provisions)	▪ Same as First-Priority Debt
Rate	▪ L + 700, 0.75% LIBOR floor (or fixed-price equivalent)	▪ Status Quo: ► Term Loan: L + 325bps ► Notes: 5.375%
Fees / OID	▪ OID: 99.0 to participating lenders ▪ 3% backstop fee to backstopping lenders	▪ N/A
Amortization	▪ 1.0% per annum	▪ 1.0% per annum (Term Loan only)
Tenor	▪ March 2026 Maturity	▪ August 2026 Maturity; coterminous with existing notes / term loan
Call Protection	▪ NC3 / 107 / par	▪ Call schedule unchanged from existing notes / term loan
Maintenance Covenant	▪ Minimum liquidity: $25mm (to be defined as book cash plus availability under DSG's revolver)	▪ Same as First-Priority Debt
Negative Covenants	▪ [Basket for exchange of Unsecured or Secured debt into additional Second-Priority Debt equal to 85% of 1L Debt less Second-Priority Debt issued to participating 1L[1], provided exchange at minimum [35]% discount to par and completed within 6 months of closing] ▪ Unlimited basket for exchange of Unsecured Notes into additional junior lien debt (behind outstanding 1L debt), provided total cash interest expense of junior lien exchanged debt cannot exceed total cash interest expense of unsecured debt so exchanged ▪ Revisions to include significant reductions to basket capacity contained in existing 1L debt to be mutually agreed, provided accommodations to be agreed will be made to allow for the company to operate and grow its business ▪ Unrestricted subsidiary concept to be limited to specific business needs of company to be specifically agreed (and with sacred right voting protections against amending); investments in non-guarantor subs to be restricted (and debt incurrences by such subs to be further restricted); Subject to carveouts to operate business, etc. ▪ Preferred equity and unsecured notes are considered restricted debt payments ("RDP"); Existing contractual debt payments and cash interest paid on preferred equity (based on existing agreement) shall not count at RDP ► Unsecured notes repurchases cannot be made for more than [•] cents of par ► Preferred equity repurchases/distributions can only be made if total net leverage < [5.0]x	
Other	▪ New money First Priority Superpriority Debt will be offered to all existing 1L holders pro rata ▪ Required minimum participation of >50% of 1L Loans[2] and >67% of 1L Notes ▪ Subject to satisfactory completion of due diligence ▪ Reimbursement of certain fees and expenses of Ad Hoc Group and Ad Hoc Group professionals; Evercore fees subject to a cap of $[•], payable at the closing of a transaction ▪ Company to use commercially reasonable efforts to have First Priority Superpriority Debt [and Second Priority Superpriority Debt[1]] rated within 30 days of closing by Moody's and S&P (but no specific ratings will be required) ▪ Inclusion of Chewy protection in form and substance acceptable to Ad Hoc Group ▪ Inclusion of lien and payment subordination protection as a sacred right, only able to be amended by affected lender vote ▪ Eliminate ability for Company to make non-cash open market purchases ▪ Existing DSG revolving credit facility will become pari with the Second-Priority Debt (regardless of participation in the New Money)	

1. Structure under review – could remain 2nd priority or may eliminate roll-up depending on participation thresholds
2. Requires vote of >50% of total credit facility debt (1L Term Loan and RCF)

MOELIS & COMPANY WILMERHALE

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